Exhibit 10 (iii)(t)




February 14, 2000

Mr. Rone H. Lewis III

Dear Rone:

I am pleased to offer you the position of Vice President, E-Commerce of Ingersoll-Rand Company and intend to recommend your election as an Officer of the Company to the Board of Directors. In this assignment you will report to the Office of the Chief Executive.

The following is an outline of our offer:

1. Your starting salary will be at annual rate of $400,000 paid monthly.

2. You will be eligible for an annual incentive award, targeted at 90% of salary depending upon your performance and Ingersoll-Rand Company performance.

3. You have been recommended for an award of 40,000 non-qualified stock options. These awards are subject to approval by Ingersoll-Rand's Board of Directors and to the terms and conditions of awards made under our Incentive Stock Plan. Your award recommendation will go before the Compensation Committee of Ingersoll-Rand's Board at their first meeting following your first day of employment. These options will be priced after the stock market closes on the day they are approved by the Board at the Fair Market Value of Ingersoll-Rand stock. Thereafter, you will be considered a full participant in the plan and eligible to receive awards under the Plan in future years as administered by the Compensation Committee of the Board. All stock option awards vest over a three-year period, one-third each year.

4. Upon acceptance of this offer and commencement of employment, you will be awarded 4,000 performance shares of Ingersoll-Rand stock. These shares vest according to achievement of Ingersoll-Rand earnings per shares (EPS) annual growth targets, which, for performance year 2000, are currently set at 12%.
     These shares are distributed each February following the Board's approval of the Company's EPS performance.
     In subsequent years, you will be eligible for additional annual awards of similar value with qualifying criteria set at the time of each award.

5. You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried employees in accordance with the terms and conditions of those plans. Further, as an Officer of the Company, you will be nominated for membership in the company's Elected Officer Supplemental (Pension) Plan, under the terms and conditions of that plan.



6. You are eligible for the Company's Relocation Program, a copy of which is attached.

7. You will be provided a company car in accordance with our company car policy.

8. This offer is contingent upon satisfactorily passing a drug test and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Rone, I believe this offer represents an excellent opportunity for you to immediately become a valuable addition to our Company. My colleagues who have had a chance to meet with you share this belief, and we look forward to your joining us on or before April 3, 2000.

Welocme!

Sincerely,


/s/ Herb Henkel
Herb Henkel
President and
Chief Executive Officer

Enclosures
cc:  D.H. Rice
     R.C. Butler